BRADLEY C. BURNINGHAM

ATTORNEY AT LAW

455 EAST FIFTH SOUTH*SUITE 205

SALT LAKE CITY, UTAH  84111

ADMITTED IN UTAH

TELEPHONE:  (801) 363-7411

FACSIMILE:  (801) 355-7126

November 18, 2009

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

Consent to be named in the S-8 Registration Statement of PCS Edventures!.com, Inc.,

an Idaho corporation (the "Registrant"), to be filed on or about November 18, 2009,

covering the registration and issuance of 4,000,000 shares of common stock to participants in the Company's 2009 Equity Incentive Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

Sincerely yours,

/s/ Bradley C. Burningham

Bradley C. Burningham

cc:    PCS Edventures!.com, Inc.